[LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]

September 18, 2003

TMSF Holdings, Inc.
727 West Seventh Street, Suite 850
Los Angeles, CA 90017

Re:      Registration Statement on Form SB-2
            Registration for resale of 1,394,000 shares of Common Stock

Dear Sirs:

We have examined the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-105237) in connection with the registration for resale by the selling stockholders named in the Registration Statement of an aggregate of 1,394,000 shares (the “Shares”) of common stock, $0.001 par value (the “Common Stock”), of TMSF Holdings, Inc. (the “Company”).

For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

On the basis of the foregoing, it is our opinion subject to effectiveness of the Registration Statement with the SEC (such Registration Statement as amended and finally declared effective, and the form of prospectus contained therein or subsequently filed pursuant to Rule 424 under the Securities Act, being hereinafter referred to as the “Registration Statement”) that the Shares are legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term expert as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/S/ KIRKPATRICK & LOCKHART LLP

KIRKPATRICK & LOCKHART LLP